Filed Pursuant to Rule 433

Registration No. 333-132911

Subject to Completion

Preliminary Term Sheet dated July 31, 2008

Units
Bear Market Strategic Accelerated Redemption Securities^{SM} (the "Notes")
Linked to the Dow Jones U.S. Real Estate Index^{SM}
due March , 2010
$10 principal amount per unit
Term Sheet No.

Merrill Lynch & Co., Inc.

*Expected Pricing Date**	*August , 2008*
*Settlement Date**	*September , 2008*
*Maturity Date**	*March , 2010*
CUSIP No.	

Bear Market Strategic Accelerated Redemption Securities^{SM}

- *The Notes will be called at an amount equal to the $10 principal amount per unit plus the Call Premium of between 10.5% to 14.5% per annum if the closing level of the Dow Jones U.S. Real Estate Index^{SM} on any observation date is less than or equal to 100% of its starting value*
- *A maturity of approximately 18 months*
- *1-to-1 downside loss if the level of the Dow Jones U.S. Real Estate Index^{SM} increases in excess of a Threshold Level if the Notes are not called prior to maturity*
- *No periodic interest payments*
- *Application made to list on NYSE Arca under the symbol "RET"*

STRUCTURED INVESTMENTS
PRINCIPAL PROTECTION
ENHANCED INCOME
MARKET PARTICIPATION
ENHANCED PARTICIPATION

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the Notes” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “Risk Factors” and “Additional Risk Factor” on page TS-6 of this term sheet and beginning on page PS-4 of product supplement STR-2.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.15	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.85	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $.10 per unit, respectively.

“Strategic Accelerated Redemption Securities” is a service mark of Merrill Lynch & Co., Inc.

“Dow Jones”, “Dow Jones U.S. Index” and “Dow Jones U.S. Real Estate Index” are service marks of Dow Jones & Company, Inc. and has been licensed for use for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such product.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in August or September 2008, the settlement date may occur in August or September, 2008, the maturity date may occur in February or March 2010 and the observation dates may be adjusted accordingly. Any reference in this term sheet to the month in which the settlement date, maturity date or observation dates will occur is subject to change as specified above.

Merrill Lynch & Co.

August     , 2008

Summary

The Bear Market Strategic Accelerated Redemption Securities Linked to the Dow Jones U.S. Real Estate IndexSM due March     , 2010 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. (“ML&Co.”) designed for, but not limited to, investors (i) who anticipate that the level of the Dow Jones U.S. Real Estate Index SM (Index symbol “DJUSRE”) (the “Index”) will decrease from the Starting Value of the Index, as determined on the Pricing Date, to the closing level of the Index on any Observation Date, or (ii) who want to invest in such a security for risk diversification purposes. The Notes provide for an automatic call if the closing level of the Index on any Observation Date is equal to or less than the Starting Value of the Index, as determined on the Pricing Date. If the Notes are called on any Observation Date, you will receive an amount per unit (the “Call Amount”) equal to the $10 Original Public Offering Price of the Notes plus the applicable Call Premium. If your Notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Public Offering Price per unit and will be based on the percentage increase in the level of the Index from the Starting Value, as determined on the Pricing Date, to the Ending Value, as determined on the final Observation Date. Investors must be willing to forego interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Public Offering Price of the Notes. Investors also must be prepared to have their Notes called by us on any Observation Date.

Terms of the Notes	Determining Payment for the Notes

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations assuming:

1) a hypothetical Starting Value of 233.98, the closing level of the Index on July 16, 2008;

2) a hypothetical Threshold Level of 257.38 or 110% of the hypothetical Starting Value;

3) a hypothetical Call Level of 233.98, or 100% of the hypothetical Starting Value;

4) a term of the Notes from July 23, 2008 to January 25, 2010, a term expected to be approximately equal to that of the Notes;

5) a Call Premium of 12.50% of the $10.00 Original Public Offering Price per unit per annum, the midpoint of the range of 10.5% and 14.5%; and

6) Observation Dates occurring on January 23, 2009, July 24, 2009 and January 18, 2010.

The Notes are Called on one of the Observation Dates

The Notes have not been previously called and the closing value of the Index on the relevant Observation Date is less than or equal to the Call Level. Consequently the Notes will be called at the Call Amount per unit equal to $10.00 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on January 23, 2009, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $0.6250 = $10.6250 per Note.

Example 2

If the call is related to the Observation Date that falls on July 24, 2009, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $1.2500 = $11.2500 per Note.

Example 3

If the call is related to the Observation Date that falls on January 18, 2010, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $1.8750 = $11.8750 per Note.

The Notes are not Called on any of the Observation Dates

Example 4

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the last Observation Date is not greater than 257.38, the hypothetical Threshold Level. The amount received at maturity per Note will therefore be $10.0000

Example 5

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the last Observation Date is greater than 257.38, the Threshold Level. The amount you receive at maturity will be less than the original $10.00 public offering price per Note.

If the Ending Value is 304.17, or 130.00% of the Starting Value, the payment at maturity will be:

$10 + [$10 x (257.38 - 304.17) / 233.98] = $8.0000 per Note

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, closing levels of the Index on the applicable Observation Date, Call Premium and term of your investment.

Summary of the Hypothetical Examples

Notes are Called on an Observation Date	Observation Date on January 23, 2009	Observation Date on July 24, 2009	Observation Date on January 18, 2010
Hypothetical Starting Value	233.98	233.98	233.98
Hypothetical Call Level	233.98	233.98	233.98
Hypothetical closing value of the Index on the Observation Date	224.62	229.30	229.30
Return of the Index (excluding any dividends)	-4.0000%	-2.0000%	-2.0000%
Return of the Notes	6.2500%	12.5000%	18.7500%
Call Amount per Unit	$10.6250	$11.2500	$11.8750

Notes are Not Called on any Observation Date	Ending Value does not exceed the Threshold Level	Ending Value exceeds the Threshold Level
Hypothetical Starting Value	233.98	233.98
Hypothetical Ending Value	245.68	304.17
Hypothetical Threshold Level	257.38	257.38
Is the hypothetical Ending Value greater than the hypothetical Threshold Level?	No	Yes
Return of the Index (excluding any dividends)	5.0000%	30.0000%
Return of the Notes	0.0000%	-20.0000%
Redemption Amount per Unit	$10.0000	$8.0000

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	You will not receive a return on your Notes if the Notes are not called prior to maturity. In such event, your investment also may result in a loss.

▪	Your Notes may be called on an Observation Date and, if called, you will receive the Call Amount, and your return is limited to the Call Premium.

▪	Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪	You will not have the right to receive cash dividends or exercise ownership rights with respect to the stocks included in the Index.

▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

▪	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Purchases and sales by us and our affiliates may affect your return on the Notes.

▪	Potential conflicts of interest could arise.

▪	Tax consequences are uncertain.

Additional Risk Factor

The stocks included in the Index are concentrated in one industry

All of the stocks included in the Index are issued by companies involved directly or indirectly in the U.S. real estate industry. As a result, the stocks that will determine the performance of the Notes are concentrated in one industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the underlying stocks, the return on an investment in the Notes will be subject to certain risks associated with direct equity investments in the real estate industry.

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the level of the Index will depreciate from the Starting Value to its closing level on any Observation Date and you seek an early exit prior to maturity at a premium in such case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Index from its Starting Value to the date on which the Notes are called.

▪

You are willing to accept that the Notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Public Offering Price per unit.

▪

You accept that your investment may result in a loss, which could be significant, if the level of the Index increases above the Threshold Level from the Starting Value to the Ending Value on the final Observation Date.

▪	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that there is no assurance that the Notes will be listed on NYSE Arca and that any listing will not ensure that a trading market will develop for the Notes or that there will be liquidity in the trading market.

The Notes may not be appropriate investments for you if:

▪	You want to hold your Notes for the full term.

▪	You anticipate that the level of the Index will appreciate from the Starting Value to the Ending Value.

▪	You anticipate that the level of the Index will not be less than or equal to the Starting Value on any Observation Date.

▪	You are seeking 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends paid on the stocks included in the Index.

▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions and Considerations

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

All disclosure contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones & Company, Inc. (“Dow Jones”). The Dow Jones U.S. Real Estate IndexSM is calculated, maintained and published by Dow Jones. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information.

The Dow Jones U.S. Real Estate IndexSM

The Dow Jones U.S. Real Estate IndexSM is a float-adjusted capitalization-weighted, real-time index that measures the performance of the real estate sector of the United States securities market. Component companies consist of Real Estate Investment Trusts (REITs), and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agents. REIT prices are used as proxies for market valuations of U.S. commercial property such as hotels, office buildings, industrial sites, shopping centers and apartment complexes, as well as markers for changing trends in leasing rates and movements in commercial real estate valuations.

The Dow Jones U.S. Real Estate IndexSM is one of the economic sectors that make up the Dow Jones U.S. IndexSM, a broad-based but investable measure of the U.S. stock market, which aims to represent the top 95% of U.S. companies based on float-adjusted market capitalization, excluding the very smallest and least-liquid stocks. The Dow Jones U.S. Index is part of the Dow Jones Global Indexes, which is a benchmark family of indices that follows stocks from 46 countries as of June 2007. It is a market capitalization-weighted index, adjusted for free-float shares and calculated on a price and total return basis.

Composition and Maintenance

Defining the Index Universe:

Index component candidates must traded on the major U.S. stock exchanges and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded.

Stock Selection:

The index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover. To be included in the Dow Jones U.S. Real Estate IndexSM, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

Review Process:

The Dow Jones U.S. Real Estate IndexSM is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate IndexSM are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate IndexSM is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the Dow Jones U.S. Real Estate IndexSM.

Background on the ICB

             ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes is a detailed and comprehensive structure for sector and industry analysis, facilitating the comparison of companies across four levels of classification and national boundaries. The system allocates companies to the Subsector whose definition most closely describes the nature of its business. The nature of a company’s business is determined by its source of revenue or where it constitutes the majority of revenue. As of July 2008, ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate supersector is composed of two sectors, the Real Estate Investment & Services sector and the Real Estate Investment Trusts sector, both of which contain two subsectors. The Real Estate Investment & Services sector consists of the Real Estate Holding & Development subsector, which consists of companies that invest directly or indirectly in real estate through development, management or ownership, excluding REITs, and the Real Estate services subsector, which include companies that provide services to real estate companies but do not own properties themselves. The Real Estate Investment Trusts Sector consists of the Industrial & Office REITs subsector and the Retail REITs subsector.

License Agreement

Dow Jones and MLPF&S have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with some securities, including the Notes and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between Dow Jones and MLPF&S provides that the following language must be stated in this term sheet:

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones’ only relationship to the ML&Co. and MLPF&S is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones U.S. Real Estate IndexSM, which is determined, composed and calculated by Dow Jones without regard to ML&Co., MLPF&S or the Notes. Dow Jones has no obligation to take the needs of ML&Co., MLPF&S or the owners of the Notes into consideration in determining, composing or calculating Dow Jones Real Estate IndexSM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Notes.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES U.S. REAL ESTATE INDEXSM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES U.S. REAL ESTATE INDEXSM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES U.S. REAL ESTATE INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND ML&CO. AND MLPF&S.

The licensing agreement between MLPF&S and Dow Jones is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

The following graph sets forth the monthly historical performance of the Index in the period from January 2003 through June 2008. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On July 16, 2008, the closing level of the Index was 233.98.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STR-2 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General.    There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a cash-settled financial contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date.    Assuming that the Notes are properly characterized and treated as cash-settled financial contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement STR-2) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date. The deductability of capital losses is subject to certain limitations.

Sale, Exchange or Redemption of the Notes.    Assuming that the Notes are properly characterized and treated as cash-settled financial contracts linked to the level of the Index, upon a sale, exchange or redemption of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or redemption and such U.S. Holder’s tax basis in the Note so sold, exchanged or redeemed. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale, exchange or redemption. The deductability of capital losses is subject to certain limitations.

Neither ML&Co. nor Tax Counsel (as defined in product supplement STR-2) will attempt to ascertain whether any of the issuers of the stocks included in the Index are United States real property holding corporations (“USRPHCs”). If any of the issuers of the stocks included in the Index were to constitute USRPHCs, certain adverse U.S. federal income or withholding tax consequences could possibly result and prospective investors in the Notes should consult their own tax advisors in this regard.

Possible Future Tax Law Changes.    On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar (but not identical) to the Notes should be required to accrue either ordinary income or capital gain on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended, might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Notes. ML&Co. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STR-2.

Experts

The consolidated financial statements incorporated by reference in this term sheet from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information as of March 28, 2008 and for the three-month periods ended March 28, 2008 and March 30, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Merrill Lynch & Co., Inc.’s Quarterly Report on Form 10-Q for the quarter ended

March 28, 2008 and incorporated by reference herein (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Additional Terms of the Notes

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated November 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507236240/d424b2.htm

▪	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.